EXHIBIT 23.4

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form SB-2 is a part, of the Report date November 7, 2006 relative to the financial statements of Technology Resources, Inc. as of September 30. 2006.   Also to the Reports dated June 20, 2006 relative to the financial statements of Technology Resources, Inc. as of December 31, 2004 and 2005 and for the years then ended.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

November 7, 2006